Exhibit 23.3

CONSENT OF Resource Development Associates Inc.

In connection with Bunker Hill Mining Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Form 10-K”), the undersigned consents to:

●	the filing and use of the technical report summary titled “S-K 1300 Technical Report Summary, Bunker Hill Mine Pre-Feasibility Study, Coeur D’Alene Mining District, Shoshone County, Idaho, USA” (the “Technical Report Summary”), dated as of April 14, 2023 and effective as of August 29, 2022, as an exhibit to and referenced in the Form 10-K or any amendment or supplement thereto;

●	the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 10-K or any amendment or supplement thereto; and

●	the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K or any amendment or supplement thereto.

We are qualified persons responsible for authoring, and this consent pertains to, the following sections of the Technical Report Summary:

●	Sections 1–9

●	Section 11

●	Sections 16–17

●	Sections 20–25

March 28, 2025	By:	/s/ Signed “Resource Development Associates Inc.”
Resource Development Associates Inc.